Exhibit 99

                Dillard's, Inc. Declares Cash Dividend

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Dec. 1, 2005--Dillard's, Inc. (NYSE:DDS) (the "Company") announced today that the Board of Directors declared a cash dividend of 4 cents per share on the Class A and Class B Common Stock of the Company payable February 1, 2006 to shareholders of record as of December 30, 2005.



    CONTACT: Dillard's, Inc.
             Julie J. Bull, 501-376-5965